Exhibit 99.1

GAIAM REPORTS THIRD QUARTER REVENUE OF $52.8 MILLION - REPRESENTING 22.8% ORGANIC GROWTH

- Net Revenue Excluding Divested Non-Gaiam Branded Media Distribution Business Increases 17.7% -

BOULDER, CO, November 7, 2013 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company, today reported financial results for the third quarter ended September 30, 2013.

Conference Call: Gaiam is hosting a conference call today, November 7, 2013, beginning at 2:30 p.m. MT (4:30 p.m. ET). The conference call dial-in numbers are (212) 231-2901 or (415) 226-5355. Questions will be reserved for analysts and investors.

On October 21, 2013 (subsequent to the close of the 2013 third quarter), Gaiam divested its non-Gaiam branded entertainment media distribution business (“GVE”) to Cinedigm Corp. for $51.5 million, plus an adjustment for closing net working capital payable in cash. Except where specifically noted, all financial results presented below are inclusive of contributions from GVE. Going forward, Gaiam intends to focus on its branded health and wellness business, including Gaiam branded fitness media content and products, which have a presence in over 38,000 retail doors; the Company’s branded e-commerce platform; and, on Gaiam TV, the Company’s streaming video subscription business.

2013 Third Quarter Financial Results Summary

•	Net revenue increased $9.8 million, or 22.8%, for the quarter.

•	Business segment net revenue grew $8.8 million or 32.4%. Business segment net revenue excluding the contributions from GVE rose $5.0 million, or 27.3%.

•	Direct to consumer segment net revenue rose 6.7% to 17.0 million.

•	Net income increased $11.3 million to $0.1 million, or $0.01 per diluted share.

•	The quarter end cash balance was $10.9 million.

Lynn Powers, Chief Executive Officer of Gaiam, commented, “Our third quarter results, excluding the contributions from the recently divested GVE business, reflect the success we are achieving with making Gaiam a leading brand across yoga, fitness, and wellness media and accessories. With the divestiture of GVE and the sales of portions of our Real Goods Solar stock, we now have the clear focus and financial resources to continue to grow the Gaiam brand, both organically and through strategic acquisitions. Even though Gaiam is already an established leader in yoga, health and wellness media with an approximate 38% market share, we expect that this market share will continue to expand.

“In a short period of time, Gaiam management successfully combined the Vivendi Entertainment business with our existing non-Gaiam branded media distribution operations, achieved significant operational synergies, and expanded the scale of the business to create the leading independent distributor of non-theatrical entertainment content. These initiatives allowed Gaiam to realize an attractive return on our investment through the sale of this business. Following this transaction, the Company intends to reduce corporate and other expenses over the balance of 2013, which will benefit future results. Gaiam is well positioned to leverage its improved financial profile and flexibility, including additional cash and no debt due to the sale of GVE, to best monetize the power of our brands and our leading capabilities as a partner with retail customers for branded yoga, fitness and wellness products. Managing these resources to achieve consistent profitable revenue growth in our core health and wellness operations is Gaiam’s primary focus going forward.”

Ms. Powers concluded, “With Gaiam now positioned to aggressively leverage our brand and expertise to pursue growth in the yoga, health, and wellness market, we are in the process of senior management recruiting efforts to identify new executives to join our team who have brand experience, share our passion and have the right industry skill sets to build on the foundation we have established, and can lead our next stage of growth and value creation.”

2013 Third Quarter Financial Review

In the quarter ended September 30, 2013, net revenue was $52.8 million, an increase of 9.8 million, or 22.8%, compared to $43.0 million in the prior-year period. Excluding GVE, net revenue grew organically 17.7%. Net revenue for the Company’s business segment increased $8.8 million, or 32.4%, to $35.8 million for the third quarter of 2013. Excluding revenue from GVE, 2013 third quarter business segment revenue increased 27.3%, or $5.0 million, compared to the prior year period. Direct to consumer segment net revenue increased $1.1 million, or 6.7%, to $17.0 million, despite a $1.3 million year-over-year decline in sales at the Company’s direct response television (“DRTV”) business, compared to the third quarter of 2012.

Gross profit for the 2013 third quarter was $28.7 million, or 54.3% of net revenue, compared to gross profit of $24.1 million, or 56.0% of net revenue, in the third quarter of 2012. The decrease in gross margin primarily reflects the approximate 24% year-over-year decline in the higher margin DRTV net revenue.

Operating expenses were 56.8% of net revenue in the 2013 third quarter, compared to 56.4% of net revenue in the third quarter of 2012, due to investments in our video streaming subscription business and e-commerce platform.

Operating loss for the three months ended September 30, 2013 was $1.3 million compared to $0.2 million in the third quarter of 2012. The increased operating loss is primarily attributable to a negative earnings comparison for the Company’s DRTV business, as well as higher year-over-year investments in Gaiam TV.

During the quarter, the Company recorded a gain of $2.0 million on the sale of one million shares of Real Goods Solar common stock. Gaiam used a portion of its net operating loss carry-forwards to offset any resulting taxable gain. Gaiam founded Real Goods Solar (previously Gaiam Energy Tech, Inc.) as its solar subsidiary in 1999.

Net income for the 2013 third quarter was $0.1 million, or $0.01 per diluted share, compared to a net loss of $11.2 million, or $0.49 per share, for the third quarter of 2012, which primarily reflected an accounting flow through loss on equity method investment (including RSOL’s goodwill impairment charge) of $10.8 million, or $0.48 per share.

2013 Nine Months Financial Review

Net revenue for the first nine months of 2013 increased $18.2 million, or 13.4%, to $154.0 million. Excluding GVE, net revenue rose organically 12.0%. Net revenue for the Company’s business segment increased $21.0 million, or 25.8%, to $102.4 million in the first nine months of 2013. Excluding revenue from GVE, business segment revenue in the first nine months of 2013 increased 29.5%, or $15.7 million, compared to the prior year period. Direct to consumer segment net revenue in the first nine months of 2013 declined 2.8 million, or 5.2%, to $51.6 million, reflecting the $9.8 million year-over-year decline in sales at the Company’s DRTV business, compared to the first nine months of 2012, as the prior year period benefited from strong sales of the Jillian Michaels Body Revolution media fitness program following its introduction early in 2012. Excluding DRTV, the growth in our direct to consumer segment was $7.0 million or 24.1% for the first nine months of 2013, compared to the same period last year.

Gross profit margin for the nine months ended September 30, 2013 was 54.9% of net revenue, compared to 58.3% in the comparable year-ago period, primarily due to the approximate 39% year-over-year decline in higher margin DRTV net revenue.

Operating expenses improved to 58.2% of net revenue for the first nine months of 2013 from 60.8% for the same period last year.

Operating loss for the nine-month period ended September 30, 2013 was $5.0 million compared to $3.4 million for the same period last year. The increase in operating loss is primarily due to negative earnings comparisons in the Company’s DRTV and Gaiam TV businesses of $4.8 million and $2.2 million, respectively, and unusual expenses including a brand research and positioning study, partially offset by the improvements in the Company’s other core businesses.

Gain and cash proceeds on the sale of Real Goods Solar common stock was $18.4 million for the nine months ended September 30, 2013.

Net income for the first nine months of 2013 was $7.7 million, or $0.34 per diluted share, compared to a net loss for the first nine months of 2012 of $14.4 million, or $0.64 per share, which included an accounting flow through loss on equity method investment (RSOL) of $11.9 million.

Effective October 31, 2013, Gaiam acquired My Yoga Online (“My Yoga”), to merge it with the Company’s video streaming subscription business, Gaiam TV. My Yoga is a video streaming subscription business founded in 2004 by Jason Jacobson and Michelle Tarantino, with last twelve months revenue of approximately $2.6 million. With a subscription price the same as Gaiam TV, or $9.95 per month, My Yoga is a perfect complement to Gaiam TV’s offerings and well aligned with the Gaiam brand.

At September 30, 2013, Gaiam had total cash of $10.9 million, compared to cash of $9.9 million at December 31, 2012, with the draw on the Company’s $35 million line of credit decreasing $0.8 million to $15.4 million.

Subsequent to the close of the 2013 third quarter, the Company improved its cash position as a result of the sale of GVE, as well as from an additional gain on its Real Goods Solar investment. After fully paying down all outstanding borrowings, investing in working capital for the holiday season, and the acquisition of My Yoga, Gaiam still had over $40 million in cash.

Jirka Rysavy, Chairman of Gaiam, commented, “We are unlocking value on our balance sheet, streamlining the Company’s structure, and reducing expenses. Going forward we will focus on operating margin and cash flows from operations. We are looking forward to leveraging our financial position to grow the Company and increase shareholder value.”

Following the completion of today’s conference call, a replay will be available until November 14, 2013 by dialing (800) 633-8284 or (402) 977-9140, passcode: 21682115.

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories. With a wide distribution network that consists of over 38,000 retail doors, 15,000 store within stores, 5,500 category management locations, and e-commerce, Gaiam is dedicated to providing solutions for healthy and eco-conscious living and personal transformation. Gaiam TV is a digital subscription service with over 6,000 exclusive videos available for streaming. The Company dominates the health and wellness category and owns the largest library of conscious media. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

Contact:
Steve Thomas	Joseph N. Jaffoni, Norberto Aja, Richard Land
Chief Financial Officer	JCIR
Gaiam, Inc.	(212) 835-8500 / gaia@jcir.com
(303) 222-3782 / steve.thomas@gaiam.com

- Financial tables follow -

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30, 2013		Three Months Ended September 30, 2012
Net revenue	$52,798	100.0%	$42,983	100.0%
Cost of goods sold	24,144	45.7%	18,912	44.0%

Gross profit	28,654	54.3%	24,071	56.0%
Selling and operating	26,858	50.9%	21,771	50.7%
Corporate, general and administration	3,099	5.9%	2,471	5.7%

Loss from operations	(1,303)	-2.5%	(171)	-0.4%
Interest and other expense, net	(123)	-0.2%	(192)	-0.5%
Gain on sale of investment	1,975	3.7%	—	—%
Loss from equity method investment	—	—%	(15,940)	-37.1%

Income (loss) before income taxes	549	1.0%	(16,303)	-38.0%
Income tax expense (benefit)	245	0.4%	(5,377)	-12.5%

Net income (loss)	304	0.6%	(10,926)	-25.5%
Net income attributable to the noncontrolling interest	(184)	-0.4%	(231)	-0.5%

Net income (loss) attributable to Gaiam, Inc.	$120	0.2%	$(11,157)	-26.0%

Weighted-average shares outstanding:
Basic	22,751		22,704
Diluted	22,765		22,704
Net income (loss) per share attributable to Gaiam, Inc. common shareholders:
Basic	$0.01		$(0.49)
Diluted	$0.01		$(0.49)

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Nine Months Ended September 30, 2013		Nine Months Ended September 30, 2012
Net revenue	$153,975	100.0%	$135,762	100.0%
Cost of goods sold	69,481	45.1%	56,574	41.7%

Gross profit	84,494	54.9%	79,188	58.3%
Selling and operating	79,381	51.6%	72,828	53.6%
Corporate, general and administration	10,151	6.6%	8,125	6.0%
Acquisition-related costs	—	—%	1,667	1.2%

Loss from operations	(5,038)	-3.3%	(3,432)	-2.5%
Interest and other expense, net	(404)	-0.3%	(259)	-0.2%
Gain on sale of investment	18,404	12.0%	—	—%
Loss from equity method investment	—	—%	(17,580)	-12.9%

Income (loss) before income taxes	12,962	8.4%	(21,271)	-15.6%
Income tax expense (benefit)	4,897	3.2%	(6,938)	-5.1%

Net income (loss)	8,065	5.2%	(14,333)	-10.5%
Net income attributable to the noncontrolling interest	(373)	-0.2%	(96)	-0.1%

Net income (loss) attributable to Gaiam, Inc.	$7,692	5.0%	$(14,429)	-10.6%

Weighted-average shares outstanding:
Basic	22,741		22,702
Diluted	22,741		22,702
Net income (loss) per share attributable to Gaiam, Inc. common shareholders:
Basic	$0.34		$(0.64)
Diluted	$0.34		$(0.64)

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash	$10,869	$9,858
Accounts receivable, net	48,942	57,533
Inventory, less allowances	33,660	29,840
Deferred advertising costs	4,577	4,324
Deferred tax assets	5,547	9,129
Receivable from related party	3	64
Advances	17,732	13,197
Other current assets	2,670	2,463

Total current assets	124,000	126,408
Property and equipment, net	23,910	23,998
Media library, net	12,867	13,090
Deferred tax assets	14,082	14,692
Goodwill	10,031	9,405
Other intangibles, net	3,923	5,608
Other assets	826	661

Total assets	$189,639	$193,862

Liabilities and Equity
Current liabilities:
Line of credit	$15,422	$16,231
Accounts payable	28,623	26,738
Participations payable	13,862	28,046
Accrued liabilities	3,978	3,975

Total current liabilities	61,885	74,990
Total equity	127,754	118,872

Total liabilities and equity	$189,639	$193,862